Exhibit 10.2

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 8, 2026, by and among GigAcquisitions8 Corp., a Cayman Islands exempted company (“Sponsor”), GigCapital8 Corp., a Cayman Islands exempted company (“SPAC”), Quantisimo Holdings Corp., a BVI business company limited by shares (“PubCo”) and Quantisimo Corp, a BVI business company (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger by and among SPAC, PubCo, the Company and the other parties thereto, dated as of October 8, 2026 (as may be amended from time to time, the “Merger Agreement”).

WHEREAS, as of the date hereof, Sponsor owns 6,058,167 SPAC Class B Shares (the “Founder Shares”) and 10,000 private placement units (the “Private Placement Units” and, together with the Founder Shares, the SPAC Class A Shares and SPAC Public Rights comprising or issuable in respect of the Private Placement Units, and any New Securities (as defined below) of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement, the “Sponsor Shares”);

WHEREAS, in connection with SPAC’s initial public offering (the “IPO”), SPAC, Sponsor and the then current officers and directors of SPAC entered into a letter agreement, dated as of October 3, 2025 (the “Insider Letter”), pursuant to which Sponsor agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the SPAC Common Stock owned by it;

WHEREAS, Section 5 of SPAC’s Amended and Restated Memorandum and Articles of Association (the “SPAC Charter”) provides, among other matters, that the SPAC Class B Shares will automatically convert into SPAC Class A Shares upon the consummation of an initial business combination, subject to adjustment if additional SPAC Class A Shares or Equity-Linked Securities (as defined in the SPAC Charter) are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, PubCo, the Company and the other parties thereto are entering into the Merger Agreement, pursuant to which, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, (a) SPAC Merger Sub will merge with and into SPAC, with SPAC surviving such merger as a direct wholly owned subsidiary of PubCo in accordance with the Cayman Companies Act (the “SPAC Merger”), and (b) immediately following confirmation of the effective filing of the SPAC Merger, Target Merger Sub will merge with and into the Company, with the Company surviving such merger as a direct wholly owned subsidiary of PubCo in accordance with the BVI Act (the “Company Merger” and, together with the SPAC Merger and the other transactions contemplated by the Merger Agreement and the Ancillary Agreements, including the Contribution, the “Transactions”); and

WHEREAS, as a condition and inducement to PubCo’s and the Company’s willingness to enter into the Merger Agreement, PubCo and the Company require that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Sponsor Voting Requirements. At any meeting of the SPAC Shareholders, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the SPAC Shareholders is sought, Sponsor shall (i) if a meeting is held, appear at each such meeting (in person or by proxy) or otherwise cause all of the Sponsor Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Sponsor Shares:

(a) in favor of the approval and adoption of the Merger Agreement, the Mergers and the other Transactions (together, the “SPAC Shareholder Approval Matters”);

(b) against any SPAC Alternative Transaction;

(c) against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Transactions);

(d) against any change in the business of SPAC; and

(e) against any proposal, action or agreement involving SPAC that would or would reasonably be expected to (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Ancillary Agreement, (ii) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Merger Agreement or any Ancillary Agreement, (iii) result in any of the conditions in respect of obligations of SPAC or the Parties set forth in Article IX of the Merger Agreement not being fulfilled, or (iv) change in any manner the capitalization of, including the voting rights of any class of share capital of, SPAC (other than in connection with the SPAC Shareholder Approval Matters).

2. Enforcement of Insider Letter; No Redemption; Transfers. During the Interim Period, for the benefit of PubCo and the Company, (a) Sponsor agrees that it shall fully comply with, and perform all of its obligations, covenants and agreements set forth in, the Insider Letter, including not redeeming its Sponsor Shares in connection with the Transactions and complying with the transfer restrictions with respect to the Sponsor Shares, (b) without limiting clause (a), Sponsor shall not redeem, tender or submit for redemption, or otherwise exercise any right to redeem, any Sponsor Shares (including any SPAC Class A Shares underlying the Private Placement Units, any securities issued upon conversion of any Working Capital Loan and any New Securities), whether in connection with the SPAC Share Redemption, any extension of SPAC’s deadline to consummate a business combination, any tender offer or otherwise, (c) Sponsor shall not Transfer (as defined in the Insider Letter) any Sponsor Shares, including any Transfer otherwise permitted under paragraph 10 of the Insider Letter, unless, prior to such Transfer, the transferee executes and delivers to SPAC, PubCo and the Company a joinder agreeing to be bound by this Agreement in accordance with Section 10(h), and SPAC shall not register any Transfer not in compliance with this clause (c), which shall be null and void ab initio, (d) SPAC agrees to enforce the Insider Letter in accordance with its terms, including, at the Company’s request, against each holder of Founder Shares that is a party thereto, and (e) each of Sponsor and SPAC agrees not to amend, modify, terminate or waive any provision of the Insider Letter without the prior written consent of the Company (which may be withheld in its sole discretion); and Sponsor and SPAC shall give the Company a reasonable opportunity to review and comment on any proposed amendment to the Insider Letter.

3. New Shares. In the event that, during the Interim Period, (a) any SPAC Common Stock or other equity securities of SPAC are issued to Sponsor in respect of the Founder Shares or the Private Placement Units pursuant to the Anti-Dilution Right or any share dividend, share split, recapitalization, reclassification, combination or exchange of SPAC Common Stock owned by Sponsor or otherwise, then such SPAC Common Stock or other equity securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted Founder Shares or Private Placement Units, as applicable, or (b) Sponsor (i) purchases or otherwise acquires beneficial ownership of any SPAC Common Stock or other equity securities of SPAC, or (ii) acquires the right to vote any SPAC Common Stock or other equity securities of SPAC (such SPAC Common Stock or other equity securities of SPAC referred to in clauses (b)(i) and (ii), collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms set forth in Sections 1 and 2 to the same extent as if they constituted the Sponsor Shares.

4. Waiver of Anti-Dilution Protection. Subject to the consummation of the SPAC Merger, Sponsor, in accordance with the SPAC Charter, irrevocably consents to and agrees to waive to the fullest extent permitted by Law and the SPAC Charter, and agrees not to assert, perfect or otherwise exercise, all anti-dilution and similar adjustment rights that would otherwise result in SPAC Class B Shares converting into SPAC Class A Shares (or into PubCo Shares) on a greater than one-for-one basis in connection with the Transactions (including, for the avoidance of doubt, pursuant to Article 5.3 of the SPAC Charter and in respect of any issuance in connection with the PIPE Investment, any other financing, the Company Cash Contribution Credit Shares or the conversion of any Working Capital Loan). The waiver specified in this Section 4 shall be applicable only in connection with the Transactions. If the Merger Agreement is terminated for any reason, the foregoing waiver shall be void and of no further force and effect.

5. Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (c) below), Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties”; provided, for the avoidance of doubt, that SPAC shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge SPAC, PubCo, the Company and each of its and their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”); provided, however, that the release, waiver and discharge by Sponsor’s Affiliates is limited to Claims that arise from the Transactions.

(b) Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the Law that may apply to potential Claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of Law.

(c) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge, any Claims that arise under or are based upon the terms of (i) this Agreement, (ii) any Ancillary Agreement to which Sponsor is a party, (iii) any letter of transmittal to which Sponsor is a party, (iv) any other document, certificate or Contract executed or delivered in connection with the Merger Agreement to which Sponsor is a party, (v) the Amended and Restated Registration Rights Agreement, (vi) any rights a Releasing Party has to indemnification from SPAC or PubCo arising out of the Transactions, (vii) the Underwriting Agreement, dated October 3, 2025, by and between SPAC and D. Boral Capital LLC, as representative of the underwriters, or (viii) the SPAC Charter or any indemnity agreement of any director or officer of SPAC with SPAC with or for the benefit of a Releasing Party with respect to any Claims for indemnification, contribution, set-off, reimbursement or similar rights.

(d) Notwithstanding the foregoing provisions of this Section 5, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto. Notwithstanding anything to the contrary contained herein, Sponsor (and each of its Affiliates other than SPAC) and SPAC shall be deemed not to be Affiliates of each other for purposes of this Section 5.

6. Representations and Warranties of Sponsor. Except as set forth in the SPAC SEC Filings or in any other reports filed by Sponsor with the SEC that are available on the SEC’s website through EDGAR, Sponsor represents and warrants to PubCo and the Company, as follows:

(a) Authorization. Sponsor is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by PubCo, the Company and SPAC, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exceptions.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority or Nasdaq on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate any provision of the governing documents of Sponsor in any material respect, (B) conflict with or violate any Law applicable to Sponsor or by which any property or asset of Sponsor is bound, (C) require any material consent or notice, or result in any material violation or breach of, or materially conflict with, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any material benefit under, or result in the triggering of any material payments pursuant to, any of the terms, conditions or provisions of any Contract to which Sponsor is a party or by which any of Sponsor’s properties or assets are bound or any Law applicable to Sponsor or Sponsor’s properties or assets, or (D) result in the creation of any Lien on any property or asset of Sponsor, except in the case of clauses (B) and (D) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership. Sponsor is the sole record and beneficial owner of, and has good and valid title to, 6,058,167 Founder Shares and 10,000 Private Placement Units, free and clear of any Liens (other than restrictions under the Insider Letter, the SPAC Charter and applicable securities Laws), and has the sole power to vote and dispose of such securities. The Founder Shares and Private Placement Units constitute all of the equity securities of SPAC owned of record or beneficially by Sponsor as of the date hereof. Sponsor is not party to any voting agreement, voting trust, proxy or other arrangement with respect to any Sponsor Shares that is inconsistent with this Agreement.

(d) Contracts with SPAC. Except for (i) the Contracts described in Section 5(c) or otherwise disclosed in the SPAC Disclosure Letter and (ii) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor, any of the Affiliates of Sponsor nor, to the Knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of five percent (5%) or greater, is a party to, or has any rights with respect to or arising from, any Contract with SPAC.

(e) Litigation. There is no Action pending, or, to the Knowledge of Sponsor, threatened Action against Sponsor, or, to the Knowledge of Sponsor, any of its directors, managers, officers or employees (in their capacity as such) or otherwise affecting Sponsor or its assets, including any condemnation or similar proceeding, nor is any Governmental Order outstanding against or involving Sponsor, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Material Adverse Effect on Sponsor. There is no unsatisfied judgment or open injunction binding upon Sponsor that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sponsor. There is no Action that Sponsor has pending against any other Person. Sponsor is not subject to any Governmental Orders, nor are any such Governmental Orders pending.

(f) Finders and Brokers. Except as set forth on Section 4.9 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from Sponsor, SPAC, the Company or PubCo, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of Sponsor or any of its Affiliates.

(g) Acknowledgment. Sponsor understands and acknowledges that each of SPAC, the Company and PubCo is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.

7. Further Assurances. Sponsor hereby agrees that it shall (a) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the Merger Agreement, in substantially the form previously provided to Sponsor as of the date of this Agreement, (b) undertake commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as are reasonably necessary for the purpose of effectively carrying out the Transactions.

8. Other Covenants.

(a) Binding Effect of the Merger Agreement. Sponsor hereby agrees to be bound by and comply with Sections 6.1(b) (Available Cash) (except that so long as commercially reasonable efforts to cause the SPAC Cash Contribution to be funded to PubCo are undertaken, the failure for such SPAC Cash Contribution to be funded shall not constitute a breach of any obligation of Sponsor), 6.2(d) (Transaction Expenses Cap), 7.4 (No Solicitation, SPAC), 8.3 (Confidentiality), 8.4 (Public Announcements), 11.12 (Publicity), 11.16 (Non-Recourse) and 11.18 (Conflicts and Privilege) of the Merger Agreement (and any relevant definitions contained in any such Sections of the Merger Agreement), as if Sponsor was an original signatory to the Merger Agreement with respect to such provisions to the same extent as such provisions apply to SPAC or Sponsor, as applicable. Sections 6.1(b), 6.2(d), 7.4, 8.3, 8.4, 11.12, 11.16, and 11.18

(b) Disclosure. Sponsor hereby authorizes PubCo and SPAC to publish and disclose in any announcement or disclosure, in each case, required by the SEC or Nasdaq (including all documents and schedules filed with the SEC in connection with the foregoing, including the Proxy/Registration Statement), Sponsor’s identity and ownership of the SPAC Common Stock and the nature of Sponsor’s commitments and agreements under this Agreement, the Merger Agreement, the Ancillary Agreements and any other agreements to the extent such disclosure is required by applicable securities Laws, the SEC or Nasdaq; provided that Sponsor shall be given a reasonable opportunity to review and comment on any such disclosure, and PubCo and SPAC shall consider any such comments in good faith.

9. Waiver of Dissenters’ Rights. Sponsor hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Companies Act and any other similar statute in connection with the SPAC Merger and the Merger Agreement.

10. General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (i) the Closing or (ii) at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing (the earliest of (i) and (ii), the “Expiration Time”), and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any fraud by such party, in either case, prior to termination of this Agreement. Notwithstanding the foregoing, Sections 4, 5, 7, 9 and 10 shall survive any termination of this Agreement pursuant to clause (i) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to SPAC (prior to Closing), to it at:

GigCapital8 Corp.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attn: Dr. Avi S. Katz

Email: * * *

with a copy (which will not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105-2933

Attn: Jeffrey C. Selman and John F. Maselli

Email: Jeffrey.Selman@us.dlapiper.com; John.Maselli@us.dlapiper.com if to Sponsor, to it at:

GigAcquisitions8 Corp.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attn: Dr. Avi S. Katz

Email: * * *

with a copy (which will not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105-2933

Attn: Jeffrey C. Selman and John F. Maselli

Email: Jeffrey.Selman@us.dlapiper.com; John.Maselli@us.dlapiper.com if to PubCo, to it at:

c/o Quantisimo Holdings Corp.

Craigmuir Chambers, Road Town, Tortola VG1110, British Virgin Islands

Attn: Carlos Moreira

Email: * * *

with a copy (which will not constitute notice) to:

Rimon PC

Attn: Nicolas Lafont and Debbie Klis

Email: nicolas.lafont@rimonlaw.com; debbie.klis@rimonlaw.com if to the Company, to it at:

Quantisimo Corp.

Craigmuir Chambers, Road Town, Tortola VG1110, British Virgin Islands

Attn: Carlos Moreira

Email: * * *

with a copy (which will not constitute notice) to:

Rimon PC

Attn: Nicolas Lafont and Debbie Klis

Email: nicolas.lafont@rimonlaw.com; debbie.klis@rimonlaw.com

(c) Entire Agreement. This Agreement (together with the other Ancillary Agreements, the Merger Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Specific Performance.

Sections 11.7 (Governing Law; Jurisdiction; Jury Trial Waiver), 11.14 (Arbitration) and 11.15 (Enforcement) of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, PubCo, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought; provided that any waiver of any obligation of Sponsor or SPAC hereunder shall require the prior written consent of the Company. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that Sponsor may transfer any of the Sponsor Shares to any permitted transferee in accordance with paragraph 10 of the Insider Letter (a “Permitted Transferee”) only if, as a condition precedent to such transfer, (i) Sponsor provides notice to SPAC, PubCo and the Company prior to such transfer and (ii) such Permitted Transferee executes and delivers to SPAC, PubCo and the Company a joinder agreeing to be bound by the terms and conditions of this Agreement with respect to such Sponsor Shares; and no such transfer shall relieve Sponsor of its obligations hereunder. Any purported transfer or assignment in violation of this Section 10(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Subject to Section 11.6 of the Merger Agreement, each party hereto will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 10(j).

(k) Capacity as Shareholder. Sponsor signs this Agreement solely in its capacity as a shareholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to (i) restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of SPAC or any Subsidiary of SPAC, acting in such person’s capacity as a director or officer of SPAC or any Subsidiary of SPAC (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors and officers of SPAC with respect to the Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of SPAC that is otherwise permitted by, and done in compliance with, the terms of the Merger Agreement (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a shareholder of SPAC).

(l) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Sponsor and SPAC (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(m) No Recourse. Neither SPAC nor any of its Subsidiaries, nor any of the past, present or future SPAC Shareholders (other than Sponsor or any Permitted Transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(n) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(o) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

PUBCO:

QUANTISIMO HOLDINGS CORP.

By:	/s/ David Ben Bashat
Name:	David Ben Bashat
Title:	CEO

[Signature Page to the Sponsor Support Agreement]

SPAC:

GIGCAPITAL8 CORP.

By:	/s/ Dr. Avi Katz
Name:	Dr. Avi Katz
Title:	CEO

SPONSOR:

GIGACQUISITIONS8 CORP.

By:	/s/ Dr. Avi Katz
Name:	Dr. Avi Katz
Title:	Managing Member

COMPANY: QUANTISIMO CORP.

By:	/s/ Carlos Moreira	/s/ John O’Hara
Name:	Carlos Moreira	John O’Hara
Title:	CEO	CFO

[Signature Page to the Sponsor Support Agreement]